UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant  ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

PARKERVISION, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PARKERVISION, INC.
7915 Baymeadows Way, Suite 400
Jacksonville, Florida 32256
___________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 21, 2009
___________

The Annual Meeting of Shareholders of ParkerVision, Inc. will be held on Friday, August 21, 2009 at 9:00 a.m. Eastern Daylight Time, at the Orlando Marriott Lake Mary, 1501 International Parkway, Lake Mary, Florida 32746, for the following purposes:

1.	To elect nine members of the Board of Directors to hold office until the next annual meeting and until their respective successors are duly elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The transfer books will not be closed for the Annual Meeting. The Board of Directors has fixed the close of business on June 24, 2009 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders, or any adjournments thereof.

You are urged to read the attached proxy statement, which contains information relevant to the actions to be taken at the Annual Meeting. In order to assure the presence of a quorum, whether or not you expect to attend the meeting in person, please sign and date the accompanying proxy card and mail it promptly in the enclosed addressed, postage prepaid envelope.  You may also provide your proxy by telephone using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card.  You may revoke your proxy if you so desire at any time before it is voted.  For directions to the meeting, please call (904) 737-1367.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 21, 2009: The Company’s proxy statement and annual report to security holders are available at http://www.proxyvote.com .

By Order of the Board of Directors

Cynthia Poehlman
Chief Financial Officer and Corporate Secretary

Jacksonville, Florida
July 15, 2009

ParkerVision, Inc.
___________

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 21, 2009
___________

TABLE OF CONTENTS

Information Concerning Solicitation and Voting	1
Proposal 1: Election of Directors	3
Board of Directors and Committees of the Board	5
Code of Ethics and Shareholder Contact	7
Audit Committee Report	7
Independent Registered Certified Public Accounting Firm	8
Audit and Accounting Related Expenses	8
Executive Officer and Director Compensation	9
Compensation Committee Interlocks and Insider Participation	9
Report of the Compensation Committee	9
Compensation Discussion and Analysis	9
Overview of Compensation Program	9
Employment and Other Agreements	13
Summary Compensation Table	14
Grants of Plan-Based Awards	15
Outstanding Equity Awards at Fiscal Year-End	16
Option Exercises and Stock Vested	18
Potential Payments Upon Termination or Change in Control	18
Compensation of Outside Directors	21
Stock Ownership Information	24
Security Ownership of Certain Beneficial Owners and Management	24
Section 16(a) Beneficial Ownership Reporting Compliance	26
Equity Compensation Plan Information	26
Certain Relationships and Related Transactions	27
Shareholder Proposals and Nominations	28
Discretionary Voting of Proxies on Other Matters	28

ParkerVision, Inc.
___________

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 21, 2009
___________

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement and the enclosed form of proxy are being furnished in connection with the solicitation of proxies by our Board of Directors (our “Board”) to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 9:00 a.m. Eastern Daylight Time on Friday August 21, 2009 and any adjournments thereof for the following purposes:

1.	To elect nine members of our Board to hold office until the next annual meeting and until their respective successors are duly elected and qualified, and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Annual Meeting will be held at the Orlando Marriott Lake Mary, 1501 International Parkway, Lake Mary, Florida 32746.  This proxy statement and the accompanying form of proxy will be mailed to shareholders on or about July 15, 2009.

Record Date and Voting Securities

Our Board has fixed the close of business on June 24, 2009 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.  As of June 24, 2009, we had issued and outstanding 33,064,946 shares of common stock, par value $.01 per share, our only class of voting securities outstanding.  Each of our shareholders is entitled to one vote for each share of common stock registered in his or her name on the record date.

Voting and Revocation of Proxies

Proxies in the form enclosed are solicited by and on behalf of our Board.  The persons named in the proxy have been designated as proxies by our Board.  Any proxy given pursuant to this solicitation and received in time for the meeting will be voted as specified in the returned proxy.  If no instructions are given, proxies returned by shareholders will be voted FOR the election of the director nominees.  With respect to any other proposal that properly comes before the Annual Meeting, the persons named as proxies will vote as recommended by our Board or, if no recommendation is given, in their own discretion.  Any proxy may be revoked by written notice received by our Corporate Secretary at any time prior to the voting at the meeting, by submitting a subsequent proxy, or by attending the Annual Meeting and voting in person.  Attendance by a shareholder at the annual meeting does not alone serve to revoke his or her proxy.  Shareholders may contact the Corporate Secretary at ParkerVision, Inc., 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.

The presence, in person or by proxy, of a majority of the votes entitled to be cast at the meeting will constitute a quorum at the meeting.  A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by his or her proxy are not being voted (“shareholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock.  The shares subject to a proxy which are not being voted on a particular matter because of either shareholder withholding or broker non-vote will not be considered shares present and entitled to vote on the matter.  These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum, unless the proxy indicates that the shares are not being voted on any matter at the meeting, in which case the shares will not be counted for purposes of determining the presence of a quorum.

The directors will be elected by a plurality of the votes cast at the meeting.  “Plurality” means that the nominees who receive the highest number of votes in their favor will be elected as our directors.  Consequently, any shares not voted FOR a particular nominee, because of either shareholder withholding or broker non-vote, will not be counted in the nominee’s favor.  Shareholders do not have cumulative voting rights.

All other matters that may be brought before the shareholders must be approved by the affirmative vote of a majority of the votes cast at the meeting unless the governing corporate law requires otherwise.  Abstentions from voting are counted as “votes cast” with respect to the proposal and, therefore, have the same effect as a vote against the proposal.  Shares deemed present at the meeting but not entitled to vote because of either shareholder withholding or broker non-vote are not deemed “votes cast” with respect to the proposal, and therefore will have no effect on the vote.

Soliciation of Proxies

We are soliciting the proxies of shareholders pursuant to this proxy statement.  We will bear the cost of this proxy solicitation.  In addition to solicitations of proxies by use of the mail, some of our officers or employees, without additional remuneration, may solicit proxies personally or by telephone.  We may also request brokers, dealers, banks and their nominees to solicit proxies from their clients where appropriate, and may reimburse them for reasonable expenses related thereto.

Annual Report

Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008, which contains our audited financial statements, is being mailed along with this proxy statement.  We will provide to you exhibits to the Annual Report upon payment of a fee of $.25 per page, plus $5.00 postage and handling charge, if requested in writing to the Secretary, ParkerVision, Inc., 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.

PROPOSAL 1:  ELECTION OF DIRECTORS

Our directors are elected annually.  Our by-laws currently provide that the Board may set the number of directors, and currently the number of directors has been set at nine persons.  Jeffrey Parker, William Hightower, John Metcalf, Todd Parker, William Sammons, David Sorrells, Robert Sterne, Nam Suh, and Papken der Torossian have been nominated by our Board for election as directors to serve until the next annual meeting of shareholders and their respective successors have been elected and qualified.  Unless otherwise specified in the form of proxy, the proxies solicited by management will be voted FOR the election of these candidates.  In case any of these persons become unavailable for election to the Board, an event which is not anticipated, the persons named as proxies, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any other person in accordance with their judgment.

Directors and Executive Officers

Name	Age	Position with the Company
Jeffrey Parker	52	Chairman of the Board and Chief Executive Officer
William Hightower	66	Director
John Metcalf	58	Director
Todd Parker	45	Director
William Sammons	88	Director
David Sorrells	50	Chief Technical Officer and Director
Robert Sterne	57	Director
Nam Suh	73	Director
Papken der Torossian	70	Director
Cynthia Poehlman	42	Chief Financial Officer and Corporate Secretary
John Stuckey	38	Executive Vice President of Corporate Strategy and Business Development

Jeffrey Parker has been the chairman of our Board and our chief executive officer since our inception in August 1989 and was our president from April 1993 to June 1998.  From March 1983 to August 1989, Mr. Parker served as executive vice president for Parker Electronics, Inc., a joint venture partner with Carrier Corporation performing research development, manufacturing and sales and marketing for the heating, ventilation and air conditioning industry.

William Hightower has been a director since March 1999.  From September 2003 to his retirement in November 2004, Mr. Hightower served as our president.  Mr. Hightower was the president and chief operating officer and a director of Silicon Valley Group, Inc. (“SVGI”), from August 1997 until his retirement in May 2001.  SVGI is a publicly held company which designs and builds semiconductor capital equipment tools for chip manufacturers.  From January 1996 to August 1997, Mr. Hightower served as chairman and chief executive officer of CADNET Corporation, a developer of network software solutions for the architectural industry.  From August 1989 to January 1996, Mr. Hightower was the president and chief executive officer of Telematics International, Inc.

John Metcalf has been a director since June 2004. Since November 2002, Mr. Metcalf has been a chief financial officer (“CFO”) partner with Tatum LLC, the largest executive services and consulting firm in the United States. Mr. Metcalf has 18 years experience as a CFO, most recently at Electro Scientific Industries, Inc. (“ESI”), a provider of high-technology manufacturing equipment to the global electronics market. Prior to ESI, Mr. Metcalf served as CFO for Siltronic AG, WaferTech LLC, Siltec Corporation, and OKI Semiconductor Company, Ltd. Mr. Metcalf began his career at Advanced Micro Devices, where he worked for eleven years in a number of finance managerial positions including director and controller of North American operations. Mr. Metcalf also currently serves on the board of directors and is chairman of the audit committee for EnergyConnect Group, Inc. (formerly Microfield Group, Inc.), a publicly traded company.

Todd Parker has been a director since our inception and was a vice president of ours from our inception to June 1997.  Mr. Parker acted as a consultant to us from June 1997 through November 1997 and from September 2001 to July 2002.  In July 2002, Mr. Parker was appointed president of the Video Business Unit of the company until that division was sold in May 2004, at which time he took a position as vice-president for corporate development.  Following our exit from retail business activities in June 2005, Mr. Parker took the position as our vice-president of product operations, which he held until his retirement in August 2006.  From January 1985 to August 1989, Mr. Parker served as general manager of manufacturing for Parker Electronics.

William Sammons has been a director since October 1993.  From 1981 until his retirement in 1985, Mr. Sammons was president of the North American operations of Carrier Corporation.

David Sorrells has been our chief technical officer since September 1996 and has been a director since January 1997.  From June 1990 to September 1996, Mr. Sorrells served as our engineering manager.

Robert Sterne has been a director since September 2006 and from February 2000 to June 2003.  Since 1978, Mr. Sterne has been a partner of the law firm of Sterne, Kessler, Goldstein & Fox PLLC, specializing in patent and other intellectual property law.  Mr. Sterne provides legal services to us as one of our patent and intellectual property attorneys.

Nam Suh has been a director since December 2003. Mr. Suh was inaugurated as president of Korea Advanced Institute of Science and Technology in July 2006.  In 2008, he retired from the Massachusetts Institute of Technology (“MIT”) where he had been a member of the faculty since 1970.  At MIT, Mr. Suh held many positions including director of the MIT Laboratory for Manufacturing and Productivity, head of the department of Mechanical Engineering (1991-2001) director of the MIT Manufacturing Institute and director of the Park Center for Complex Systems.  In 1984, Mr. Suh was appointed the assistant director for Engineering of the National Science Foundation by President Ronald Reagan and confirmed by the U.S. Senate.  Mr. Suh is a widely published author of approximately 300 articles and seven books on topics related to tribology, manufacturing, plastics and design.  Mr. Suh has approximately 50 United States patents and many foreign patents, some of which relate to plastics, polymers and design.  He is the recipient of six honorary doctorates from six universities in four continents. Mr. Suh also serves on the board of directors of Integrated Device Technology, Inc., a publicly traded company.

Papken der Torossian has been a director since June 2003.  Mr. der Torossian was chief executive officer of SVGI from 1986 until 2001.  Prior to his joining SVGI, he was president and chief executive officer of ECS Microsystems, a communications and PC company that was acquired by Ampex Corporation where he stayed on as a manager for a year.  From 1976 to 1981 Mr. der Torossian was president of the Santa Cruz Division of Plantronics where he also served as vice president of the Telephone Products Group.  Previous to that he spent four years at Spectra-Physics, Inc. and twelve years with Hewlett-Packard in a variety of management positions. Since September 2005, Mr. der Torossian has served as executive chairman of Vistec Semiconductor Systems Group (Vistec), a private company.  Vistec is one of the portfolio companies of Golden Gate Capital, a private equity firm where Mr. der Torossian serves as advisor for semiconductor related activities.  Since August 2007, Mr. der Torossian has served as a director and a member of the compensation committee and nominating and governance committees of Atmel Corporation, a publicly traded company.  Mr. der Torossian also currently serves on the board of directors of Aceris-3D Inspection, Inc., a privately held company.  From March 2003 until May 2007, Mr. der Torossian served as chairman of the board of directors of Therma-Wave, Inc.

Cynthia Poehlman has been our chief financial officer since June 2004 and our corporate secretary since August 2007.  From March 1994 to June 2004, Ms. Poehlman was our controller and our chief accounting officer.

John Stuckey joined the company in July 2004 as the vice-president of corporate strategy and business development and was promoted to executive vice-president of corporate strategy and business development in June 2008.  Prior to July 2004, Mr. Stuckey spent five years at Thomson, Inc. where he most recently served as director of business development.

Messrs. Jeffrey Parker and Todd Parker are brothers.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Independence of Directors

Our common stock is listed on the NASDAQ Global Market of the NASDAQ Stock Market (“NASDAQ”), and we follow the rules of NASDAQ in determining if a director is independent.  The Board consults with the company’s counsel to ensure that the Board’s determinations are consistent with the rules of NASDAQ and all relevant securities and other laws and regulations regarding the independence of directors.  Consistent with these considerations, the Board affirmatively has determined that Messrs. William Hightower, John Metcalf, William Sammons, Robert Sterne, Nam Suh, and Papken der Torossian are the independent directors of the company.  The other remaining directors are not considered independent due to their current or recent employment by the company.

Board Meetings and Committees

Members of our Board are elected annually by our shareholders and may be removed as provided for in the 1989 Business Corporation Act of the State of Florida and our articles of incorporation.  The Board of Directors has three separately standing committees, the audit committee, the compensation committee and the nominating and corporate governance committee.  Each of these committees is composed entirely of independent directors in accordance with current NASDAQ listing standards.  Copies of our committee charters are available free of charge on our website at http://www.parkervision.com.

During the fiscal year ended December 31, 2008, our Board met seven times and acted by unanimous consent two times.  All of our directors attended more than 75% of the total number of meetings of the Board and committees on which they served, except for Mr. Todd Parker who attended 71%.  The directors are strongly encouraged to attend meetings of shareholders.  All of our directors attended our 2008 annual meeting of shareholders.

Audit Committee.  Messrs. John Metcalf (Chair), William Sammons and Papken der Torossian are the current members of our audit committee.  The audit committee met eight times in 2008 and acted by unanimous consent one time.  The functions of the audit committee include oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, and the performance, qualifications and independence of our independent auditors.  The purpose and responsibilities of our audit committee are set forth in full in the Audit Committee Charter.   The Report of the Audit Committee is included on page 7 of this proxy statement.

The Board made a qualitative assessment of each of the audit committee members to determine their level of financial knowledge and experience based on a number of factors and has determined that each member is an audit committee financial expert within the meaning of all applicable rules.  This determination was made with reference to the rules of NASDAQ and the Securities and Exchange Commission (“SEC”).  The Board considered each of these persons’ ability to understand generally accepted accounting principles and financial statements, their ability to assess the general application of generally accepted accounting principles in connection with our financial statements, including estimates, accruals and reserves, their experience in analyzing or evaluating financial statements of similar breadth and complexity as our financial statements, their understanding of internal controls and procedures for financial reporting and their understanding of the audit committee functions.

Compensation Committee.  Messrs. Nam Suh (Chair), William Sammons and Papken der Torossian are the current members of our compensation committee.  The compensation committee met three times in 2008 and acted five times by unanimous consent.

The functions of the compensation committee include oversight of the development, implementation and effectiveness of the Company’s compensation philosophy, policies and strategies and oversight of the regulatory compliance and reporting requirements with respect to compensation and related matters.  Our compensation committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based and other compensation plans, policies and programs.  The compensation committee is responsible for discussing and reviewing our compensation discussion and analysis with management.  The Compensation Committee Report is included on page 9 of this proxy statement.

The compensation committee sets the chief executive officer’s and non-employee directors’ compensation and sets the compensation for other executive officers after review of the recommendations of the chief executive officer.  The compensation committee also administers our 2008 Equity Incentive Plan (Non-Named Executive Officers), our 2000 Performance Equity Plan and, to the extent of outstanding awards, our 1993 Stock Option Plan.  According to its charter, the compensation committee may delegate the authority to grant equity awards, within parameters defined by the compensation committee and subject to the rules of NASDAQ.  The compensation committee has retained, from time to time, a third-party compensation consultant to assist in the review of executive and board compensation programs.  During the last fiscal year, the committee did not retain a compensation committee consultant. The purpose and responsibilities of our compensation committee are set forth in full in the Compensation Committee Charter.

Nominating and Corporate Governance Committee.  Messrs. Robert Sterne (Chair), John Metcalf and William Hightower are the current members of our nominating and corporate governance committee.  The nominating and corporate governance committee did not meet in 2008 and acted one time by unanimous consent.  The functions of the nominating and corporate governance committee include identification and recommendation of director nominees qualified to serve on the Board and recommendation to the Board of corporate governance guidelines applicable to the company.  The purpose and responsibilities of our nominating and corporate governance committee are set forth in full in the Nominating and Corporate Governance Committee Charter.

Director Nomination Process. The nominating committee considers persons identified by its members, management, shareholders, potential investors, investment bankers and others.  The nominating committee may also use the services of search firms to assist in identifying potential directors and gathering information about the background and experience of such persons and to act as an intermediary with such persons.

The nominating committee does not have any formal criteria for nominees; however, it believes that nominees should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to the company’s business endeavors, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employments.  The nominating committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent shareholder interests.  The nominating committee may require certain skills or attributes, for example financial or accounting experience, to meet specific Board needs that arise from time to time.  The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Shareholders and others wishing to suggest candidates to the nominating committee for consideration as directors must submit written notice to the Corporate Secretary, ParkerVision, Inc., 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256, who will provide it to the nominating committee.  We also have a method by which shareholders may nominate persons as directors, which is described in the section “Shareholder Proposals and Nominations” on page 28 of this proxy statement.

Code of Ethics and Shareholder Contact

The Board has adopted a code of ethics that is designed to deter wrongdoing and to promote ethical conduct and full, fair, accurate, timely and understandable reports that the company files or submits to the SEC and others.  A copy of the code of ethics may be found on our website at www.parkervision.com.

Shareholders may contact members of the Board by writing to them in care of the Corporate Secretary, ParkerVision, Inc., 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.  The Corporate Secretary will forward correspondence received to the directors from time to time.  This procedure was approved by the independent directors.

AUDIT COMMITTEE REPORT

Pursuant to the charter of the audit committee originally adopted on April 25, 2003, as amended on July 31, 2006, the audit committee’s responsibilities include, among other things:

•	annually reviewing and reassessing the adequacy of the audit committee’s formal charter;

•
reviewing and discussing our annual audited financial statements, our interim financial statements, and the adequacy of our internal controls and procedures with our management and our independent auditors;

•	reviewing the quality of our accounting principles, including significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	appointing the independent auditor, which firm will report directly to the audit committee;

•	reviewing the independence of the independent auditors;

•	reviewing and approving all related party transactions on an ongoing basis.

The audit committee also pre-approves the services to be provided by its independent auditors.  During the period January 1, 2008 through March 17, 2009, the committee reviewed in advance the scope of the annual audit and non-audit services to be performed by the independent auditors and the independent auditors’ audit and non-audit fees and approved them.

The audit committee reviewed and discussed the audited financial statements with management and our independent auditors.  During 2008 and thereafter, the audit committee met privately at regularly scheduled meetings and held discussions with management, including the chief financial officer and our independent auditors. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles.  The audit committee also discussed and reviewed with management and the independent auditors the internal controls and procedures of the audit functions and the objectivity of the process of reporting on the financial statements.  The committee discussed with management financial risk exposures relating to the company and the processes in place to monitor and control the exposure resulting therefrom, if any.

The committee discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) AU Section 380 (Communication with Audit Committees), various accounting issues relating to presentation of certain items in our financial statements and compliance with Section 10A of the Securities Exchange Act of 1934.  Our independent auditors also provided the audit committee with the written disclosures required by the Ethics and Independence Rule PCAOB 3526 (Communications with Audit Committees Concerning Independence) and the committee discussed with the independent auditors and management the auditors’ independence.

Based upon the audit committee’s discussion with management and the independent auditors, the audit committee’s review of the representations of management and the report of the independent auditors to the audit committee, the committee recommended that the board of directors include our audited consolidated financial statements in the Annual Report on Form 10-K/A for the year ended December 31, 2008.  The committee evaluated the performance of PricewaterhouseCoopers LLP and recommended to the board of directors their re-appointment as the independent auditors for the fiscal year ending December 31, 2009.

Submitted by the Audit Committee:
John Metcalf (Chair)
William Sammons
Papken der Torossian

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP was our independent registered certified public accounting firm for the fiscal year ending December 31, 2008 and has been retained for 2009.  A representative of Pricewaterhouse Coopers LLP is expected to be present at the meeting with an opportunity to make a statement if they desire to do so and is expected to be available to respond to appropriate questions.

Audit and Accounting Related Expenses.  The firm of PricewaterhouseCoopers LLP acts as our independent registered certified public accounting firm.  The following is a summary of fees paid to the principal accountants for services rendered.

Audit Fees.  For the years ended December 31, 2007 and December 31, 2008, the aggregate fees billed for professional services rendered for the audit of our annual financial statements, the review of our financial statements included in our quarterly reports, and services provided in connection with regulatory filings were approximately $458,500 and $446,300, respectively.

Audit Related Fees.  For the years ended December 31, 2007 and December 31, 2008, there were no fees billed for professional services by our independent auditors for assurance and related services.

Tax Fees.  For the years ended December 31, 2007 and December 31, 2008, there were no fees billed for professional services rendered by our independent auditors for tax compliance, tax advice or tax planning.

All Other Fees.  For the year ended December 31, 2007 and 2008, there were no fees billed for other professional services by our principal accountants.

The audit committee pre-approves the services to be provided by our independent registered certified public accounting firm.  All the services discussed above were pre-approved by our audit committee.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee, all of whom are independent directors, are Messrs. William Sammons, Nam Suh and Papken der Torossian.  Mr. Suh serves as chairman of the compensation committee.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors (the “Committee”) oversees our compensation programs on behalf of the Board.  In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.  Based upon the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008.

Submitted by the Compensation Committee:
Nam Suh (Chair)
William Sammons
Papken der Torossian

Compensation Discussion and Analysis

Overview of Compensation Program. Our compensation program is designed to support our business objectives by structuring compensation packages to retain, reward, motivate and attract employees who possess the required technical and entrepreneurial skills and talent.  The overall objectives of the business are to continue innovative technological advances of our wireless technologies, achieve technical and commercial acceptance of our wireless technologies, and, in doing so, to create significant shareholder value.  The Committee is responsible for establishing and reviewing the compensation policies for our executives and ensuring that our executives are compensated in a manner consistent with those policies.  The compensation of our executives is designed to reward the achievement of both quantitative and qualitative performance goals, which specifically relate to the objectives of the business both short- and long-term.

Employment Agreements.  An important initiative of the Committee, started in 2007, was the negotiation and execution of employment agreements for each of our named executive officers (“NEOs”) and other senior management personnel.  Our chief executive officer and chief technology officer had previous employment agreements which expired in 2005 and 2007, respectively.  The Committee engaged an independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook”) in 2007 to assist in evaluating the executive compensation program and making recommendations based on their evaluation.  As part of its study, Cook interviewed members of executive management in order to understand their perception of the current compensation programs, conducted market studies and competitive benchmarking, and provided recommendations regarding the various compensation components.

The Committee determined that the company was at a critical stage of development whereby initial commercialization of our technologies was imminent, in the form of customer design wins, and whereby these design wins were the result of several years of research and development efforts that were undertaken while under both financial and human capital constraints.  Furthermore, the Committee anticipated that the commercialization efforts would entail significant future commitments in order to materially monetize the value of each customer contract.  The Committee concluded that the loss of key executive personnel and/or the inability to attract necessary future key personnel could jeopardize our ability to meet our anticipated customer commitments.   These factors were considered along with the perceived value of existing equity programs given the downturn in the equity markets over a several year period.   As a result of this initiative, the Committee executed employment agreements with all of its NEOs and one other senior manager, in June 2008 and with a new senior management employee in October 2008.  The specific terms of the employment agreements are discussed in more detail below.

Comparative Benchmarking. In establishing our executive compensation policies, programs and awards, the Committee has engaged Cook on an annual basis since 2005, the last engagement concluding with the executive employment agreements executed in June 2008.   As part of its consultation with the Committee, Cook recommended a comparative peer group (“Peer Group”) for benchmarking purposes.  The Peer Group selection was based on (i) companies generally in the wireless communications or communications equipment industries, (ii) companies that are broadly similarly sized in terms of market capitalization value, (iii) companies with similar growth and performance potential and/or (iv) companies that are considered competitors of ours in either the labor or capital markets.  Financial metrics for each of these companies were gathered including revenue, operating income, and employee count and market capitalization.   Market capitalization was considered the most relevant data point in selecting the Peer Group.

The current Peer Group, updated in 2007, includes the following fourteen companies:  Symmetricom Inc, Digi International Inc., EMS Technologies Inc., Oplink Communications Inc., Anaren Inc., Packeteer Inc., Network Equipment Technologies Inc., PCTEL, Inc., Radyne Corporation, Carrier Access Corporation (subsequently acquired by privately-held Turin Networks, Inc.), Airspan Networks Inc., EFJ Inc., Endwave Corporation, and Vyyo Inc.   We expect that it will be necessary as the business evolves to update the Peer Group periodically in order to maintain a list of relatively comparable companies for compensation evaluation purposes.  We anticipate that the Committee will continue to apply consistent criteria in its selection of the Peer Group.

The Committee reviewed the compensation programs for the Peer Group in 2007 as a general indicator of relevant market conditions.   The data from this Peer Group was considered in determining the proportions of base pay, annual incentive pay and long-term compensation value for our executives.  All of the components of compensation were generally targeted at the market median or 50th percentile of the market.

Compensation Components. There are three primary components of our compensation plan: (1) base salaries, (2) annual performance incentives, and (3) long-term incentives.  These components are the same for all of our employees.  The amount of each component is scaled according to the level of business responsibilities of each individual.  We do not target a specific weighting of these three components or use a prescribed formula to establish pay levels.  Rather the Committee considers changes in the business, external market factors, and our financial position each year when determining pay levels and allocating between long-term and current compensation for the NEOs.

Each component of the compensation program, and the manner in which the Committee determined each component for our 2008 fiscal year, is discussed in detail below.  In addition, we provide standard employee benefits that include health benefits, life insurance, and tax-qualified savings plans to all of our employees.  We did not provide any special employee benefits or perquisites in 2008 for executives other than supplemental life insurance policies for the benefit of the executives and an automotive allowance for Mr. Jeffrey Parker.   We do not have pension or other retirement benefits or any type of nonqualified deferred compensation programs for our executives or other employees.

Base Pay - Base salaries and related benefits are designed to provide basic economic security for our employees.   Our base salaries are established at a level that is consistent with competitive practices in a technological, innovative and fast-moving industry in order to help retain and recruit our highly skilled workforce.  Overall, base salaries are targeted at the median base salaries for the Peer Group in order to allow us to compete in the market for exceptional employees without placing an undue emphasis on fixed compensation.   The base salary for our chief technology officer, Mr. Sorrells, falls at or above the 75th percentile of the Peer Group.  Our business objectives are heavily reliant upon technical innovation and we compete for technical talent with multi-national organizations with significantly greater financial resources and superior employee benefits.  As such, the Committee has determined that targeting the 75th percentile or above for highly technical positions is appropriate.

Annual Performance Incentives – Annual performance incentives are specifically designed to link a meaningful portion of the executive’s pay to accomplishment of specific short-term objectives that are necessary for successful execution of our longer-term business plan.

The annual incentive plan for all employees, including executives, provides for cash awards that are determined at the end of each fiscal year immediately following the performance measurement period.  The target award depends upon the achievement of corporate goals, the individual’s level of responsibility, the individual’s personal performance for the period, and the individual’s achievement of specific individual goals that support the overall corporate goals.  The corporate goals generally include sales, technical customer support, product development and financial goals.  Although the annual performance incentive is intended to be distributed in the form of a cash award, certain executive officers elected to take all or a portion of their 2007 performance incentive award in shares of our common stock in order to preserve our cash for other business purposes.

The incentive award target for executives is determined by the Committee and is defined as a percentage of base salary.  Since 2006, the Committee has implemented a formal performance incentive plan with target annual incentive compensation equal to 75% of base salary for the Chief Executive Officer and 50% of base salary for other named executive officers.  The plan did not establish a minimum achievement level, nor did it allow for upside opportunity for above-target performance.  The target percentages were benchmarked against the Peer Group and the Committee determined that the target annual performance incentive award for 2008 for our executives was generally at the median when compared to Peer Group target amounts.   The Committee may exercise its discretion in reducing or increasing the size of an executive annual incentive award.

For 2008, the named executive officers and other senior management employees elected to forego their annual performance incentive payments due to our limited cash resources and overall general economic conditions.  The Committee has not approved, and we do not anticipate, any annual cash incentive award programs for executives or other employees for 2009.  The Committee may utilize equity-based awards in lieu of cash consideration, although no such awards are currently being contemplated.

Long-Term Incentives - Long term incentives are specifically designed to align employee and shareholder interests by rewarding performance that enhances shareholder value.  Equity-based awards are used for long-term incentives in order to link employee’s compensation to the value of our common stock.  Prior to 2008, stock options were used as the primary vehicle for equity compensation for all employees, including executives.  Stock options are granted at market and have no value without appreciation of the market price of our stock.  Therefore stock options are considered a strong motivator for enhancing shareholder value through corporate accomplishments.

As part of its executive compensation initiatives in 2007 and 2008, the Committee reviewed our historical stock option awards, including the significant number of out-of-the-money options expected to expire unexercised, and concluded that these awards had, in many cases, failed to provide the intended long-term incentive based on the significant volatility of our stock and general market conditions.  Based on this evaluation and the recommendations of Cook, the Committee determined that implementation of a RSU program would enable the long-term incentive program to produce the intended results.  RSUs, upon vesting, represent an immediate value to the grantee and create immediate equity ownership.   Like stock options, RSUs are also considered a strong motivator for enhancing shareholder value through corporate accomplishments.  Furthermore, because the RSU has an inherent value equal to the market value of our common stock, the Committee believes these equity instruments have a higher perceived value to the executives in volatile market conditions.  In 2008, the Committee awarded RSUs as long-term incentive awards in connection with the execution of the executive employment agreements as more fully discussed below.

In determining long-term equity incentive award size, the Committee used a Shareholder Value Transfer (“SVT”) Allocation methodology.  SVT refers to the aggregate value or expense of grants as a percent of a company’s total market capitalization.  The Committee considered data compiled by Cook regarding the average SVT rate and allocation percentages for the Peer Group.  The Committee targeted the 75th percentile of the Peer Group data rather than the median.  This target was based on the determination that our historical stock performance had failed to track the achievement of our corporate objectives, responding instead to general market factors.  Therefore, previously awarded stock options had failed to provide an appropriate level of long-term incentive compensation, as evidenced by a significant number of out-of-the-money share options held by our NEOs, many of which had or were expected to soon expire unexercised.

The Committee continues to evaluate the appropriate mix of long-term pay elements in comparison to the market and in line with our strategy.  The Committee anticipates continuing the use a blend of stock options and RSU awards in the future in order to continue to ensure that our long-term incentive programs produce the intended results.

Equity Grant Practices.  Grants in connection with new hires and job promotions are made on the 15th day of the month following the new employee’s hire date and/or the effective date of the job promotion.   All other employee equity grants, excluding the awards made concurrent with the execution of the executive employment agreements, are generally made on one of four pre-determined quarterly dates, whichever date most closely follows the date that all terms of the grant are approved by the Committee or its delegate.  The preset quarterly dates are February 15th, May 15th, August 15th and November 15th, or, if the 15th falls on a non-trading day, the first trading day following such date.  The intent of this grant policy is to (a) eliminate the need to evaluate potential grant dates in light of pending and/or recently disclosed material events and (b) to attempt to mitigate the effect of significant price volatility when a single date is utilized for annual equity awards.

Stock options are granted with an exercise price equal to the closing market value of our common stock on the grant date.  Options are never granted with exercise prices below market value on the date of grant.

Role of Executive Officers in Determining Executive Pay. The Committee makes all compensation decisions for all elements of compensation for the CEO and other NEOs and approves recommendations regarding equity awards for all employees.  Our chief executive officer, chief financial officer and human resource management personnel make recommendations to the Committee annually with regard to overall pay strategy including program designs, annual incentive plan design, and long-term incentive plan design for management employees.  Our chief executive officer evaluates the performance of the other executive officers annually and makes recommendations regarding their compensation to the Committee for its consideration and determination.  Human resource management provides the Committee with market information regarding executive officers’ base pay and annual performance incentives as requested.  Executives do not determine any element or component of their own pay package or total compensation amount.

Executive and Director Stock Ownership Requirements. We currently do not have a policy with regard to minimum stock ownership for our executives or non-employee directors.

Federal Income Tax Consequences. Although we consider the potential tax impact of our compensation programs in our compensation planning, these impacts are not heavily weighted with regard to our compensation decisions.  The material federal income tax consequences of our compensation programs, based on the current provisions of the Internal Revenue Code (Code) include the following:

Section 162(m) of the Internal Revenue Code (Code) limits the deductibility from U.S. taxable income of certain types of compensation in excess of $1,000,000 paid by us to certain of our NEOs.  This limitation may apply to the realized value of awards made under our equity award plans.  Compensation that is determined to be “performance-based” under the Code is not subject to this deduction limit.  For 2008, we did not pay compensation in excess of $1,000,000 to any executive and therefore we did not incur a deduction limitation under Section 162(m).

Code Section 409A generally governs the form and timing of nonqualified deferred compensation payments and imposes sanctions on participants in nonqualified deferred compensation plans that fail to comply with Section 409A rules.   Our compensation arrangements with our NEOs, as discussed more fully below, are intended to be compliant with Section 409A.

In the event of a change-in-control, our NEOs are entitled to certain severance payments as more fully discussed under “Potential Payments Upon Termination or Change-in-Control” below.  To the extent those payments exceed three times the executive’s five-year average W-2 income, they may be deemed “excess parachute payments,” subject to a 20 percent excise tax, and nondeductible. Certain payments, such as reasonable compensation for noncompete agreements, may be excluded from the excess parachute payment calculation.

Employment and Other Agreements. We have noncompete arrangements in place with all of our employees.  The noncompete agreements provide for restrictions on (i) employment or consultation with competing companies or customers, (ii) recruiting or hiring employees for a competing company and (iii) soliciting or accepting business from our customers.

In June 2008, we entered into an Executive Employment Agreement (each an “Agreement”) with each of our NEOs including Jeffrey Parker, our chief executive officer, Cynthia Poehlman, our chief financial officer, David Sorrells, our chief technology officer, and John Stuckey who was appointed as our executive vice-president of corporate strategy and business development.   We entered into similar agreements with two additional senior management employees during 2008.

The Agreements provide each executive with a base salary commensurate with his or her position in the organization, an annual performance-based achievement bonus and long-term equity incentive awards in the form of RSUs.  Mr. Sorrells’ Agreement also included a signing bonus, valued at $50,000, which was paid with a combination of cash and stock as recognition of his past service and tenure with us.

The RSUs awarded in connection with the Agreements include RSUs that vest in twelve equal quarterly increments from August 31, 2008 through May 31, 2011 (the “time-based RSUs”) as well as RSUs that vest on the earlier of the three-year anniversary of the grant date or such date that certain market conditions are met, as measured by the price of our common stock (the “market-based RSUs”).   The time-based RSUs and market-based RSUs collectively represent the 2008 and 2009 long-term equity incentive awards for our NEOs.  The Agreement allows for additional equity awards at the discretion of the Committee although no additional awards have been made or are currently contemplated.

The Agreements also contain provisions for the protection of our intellectual property and for severance benefits and noncompete restrictions in the event of termination of the executive’s employment.   Severance benefits are payable to the executives under the terms of the Agreements in the event the executive is terminated without cause, due to a change in control event, or for “Good Reason” as defined in each Agreement.  The severance package to be paid under the Agreement includes (a) a multiple of base salary; (b) an amount in lieu of annual bonus or incentive compensation; (c) continuation of group health benefits and (d) acceleration of certain unvested and outstanding equity awards.  Amounts to be paid to each executive for various termination events are included in the tables under “Potential Payments upon Termination or Change-in-Control” below.

The noncompete provisions of the Agreements are effective for three years following the executive’s termination, provided that we compensate the executive the equivalent of his or her base salary over the restriction period (“Non Compete Compensation).  In the event of a termination due to a change in control, the executive’s severance pay in excess of twelve months’ base salary is applied as a credit toward the Noncompete Compensation.  Furthermore, in the event the executive is terminated for cause or resigns without “Good Reason” as defined in each Agreement, all gains realized by the executive from the sale of equity awards during the preceding twelve months, as well as the value at the date of termination of all outstanding equity awards will be credited towards the Noncompete Compensation.

The Agreement specifies compliance with the applicable requirements of Section 409A of the Code.  The Agreement also provides for excise tax gross-up on certain severance benefits to the extent they result in “golden parachute payments” under the Code.   To the extent that the parachute payments are within 110% of the defined “safe harbor” amount, the payments will be cut back to bring them within the safe harbor.

The Agreements have a three-year term with a provision for automatic annual renewal thereafter unless ninety-day written intent not to renew is given either by us or by the executive.

Summary Compensation Table. The following table summarizes the total compensation paid to or earned by each of our NEOs who served as executive officers during all or a portion of the year ended December 31, 2006, 2007, and 2008.  Given the complexity of disclosure requirements concerning executive compensation, and in particular with respect to the standards of financial accounting and reporting related to equity compensation, there is a difference between the compensation that is reported in this table versus that which is actually paid to and received by the NEOs.  The amounts in the Summary Compensation Table that reflect our accounting expense for stock and option awards do not necessarily correspond to the actual value that has been realized or will be realized in the future with respect to these awards.

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)
		Salary	Bonus	Stock Awards [1]	Option Awards [2]	Non-equity Incentive Plan Compensation [3]		All Other	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)		($)	($)
Jeffrey Parker, Chief Executive Officer and Chairman of the Board	2008	$325,000	$ -	$424,525	$578,072	$ -		$31,600	[6]	$1,359,197
	2007	325,000	-	-	381,096	225,000	[4]	14,365		945,461
	2006	325,000	-	-	92,863	50,279	[5]	4,520		472,662
Cynthia Poehlman, Chief Financial Officer and Corporate Secretary	2008	213,269	-	127,357	291,021	-		2,750	[8]	634,397
	2007	200,000	-	-	262,653	69,200	[7]	2,000		533,836
	2006	200,000	-	-	188,636	21,250		-		409,886
David Sorrells, Chief Technology Officer	2008	275,625	31,612 [9]	293,252	110,047	-		2,100	[10]	712,636
	2007	275,625	-	-	228,701	100,000		-		604,326
	2006	272,850	-	-	238,037	25,840		2,100		538,827
John Stuckey, Executive Vice President, Corporate Strategy and Business Development [11]	2008	250,000	-	127,357	255,789	-		3,748	[1][2]	636,894

[1]
The amounts reported in column (e) represent the dollar amount of compensation cost recognized on RSUs and other stock awards in accordance with SFAS 123(R), excluding forfeiture estimates.  The assumptions we made to determine these amounts are set forth in Note 8 to the Company’s Consolidated Financial Statements included in our 2008 Annual Report to Stockholders that accompanies this proxy statement.

[2]
The amounts reported in column (f) represent the dollar amount of compensation cost recognized on stock option awards in accordance with SFAS 123(R), excluding forfeiture estimates.  The assumptions we made to determine these amounts are set forth in Note 8 to the Company’s Consolidated Financial Statements included in our 2008 Annual Report to Stockholders that accompanies this proxy statement.

[3]
The amounts reported in column (g) represent the dollar amount of compensation cost related to awards under non-equity incentive plans.  Unless otherwise specified, all amounts reported in this column were determined and paid in the year reported.  In certain cases, the named executive elected to forego his or her cash compensation in lieu of an equity award of equal dollar value.  In these cases, the award value remains in this column but will be separately footnoted as to the amount of award distributed in equity.

[4]
In 2007, our chief executive officer elected to forego a $225,000 cash performance incentive award in lieu of a stock award of 14,466 shares of common stock.  The value of the stock award, net of $63,415 in tax withholdings, was $161,585 based on the closing market price of our common stock on the grant date.  Both the cash and equity portion of the award was paid in 2008.

[5]	In 2006, our chief executive officer elected to forego a $50,279 cash performance incentive award in lieu of a stock award of 5,089 shares of common stock paid in 2007.

[6]
This amount includes (i) the dollar value of premiums paid by us in 2008 for life insurance for the benefit of Mr. Parker in the amount of $5,600, (ii) the gross value of Mr. Parker’s automobile allowance of $24,000, and (iii) the 2008 employer matching contribution to a defined-contribution 401k plan of $2,000.

[7]
In 2007, our chief financial officer elected to forego a portion of her cash performance incentive award in lieu of a stock award of 2,795 shares of common stock.  The value of the stock award, net of $15,135 in tax withholdings, was $31,220 based on the closing market price of our common stock on the grant date.  Both the cash and equity portions of this award were paid in 2008.

[8]
This amount includes the dollar value of premiums paid by us in 2008 for life insurance for the benefit of Ms. Poehlman in the amount of $750, and the 2008 employer matching contribution to a defined-contribution 401k plan of $2,000.

[9]
Mr. Sorrells received a signing bonus with a value of $50,000 upon execution of his executive employment agreement in June 2008.  We had the option to pay this bonus in cash or equity.  A portion of the bonus was paid in cash and is reflected in column (d) in the Summary Compensation Table, and the remainder was paid with 1,642 shares of our common stock.  The value of the common stock awarded, or $18,388 is included in column (e) in the Summary Compensation Table.  The shares awarded are also included in the Grants of Plan-Based Awards Table below.

[10]	This amount represents the dollar value of premiums paid by us in 2008 for life insurance for the benefit of Mr. Sorrells.

[11]	Mr. Stuckey was promoted to Executive Vice President of Corporate Strategy and Business Development in June 2008.

[12]
This amount includes the dollar value of premiums paid by us for life insurance for the benefit of Mr. Stuckey in the amount of $1,748, and the 2008 employer matching contribution to a defined-contribution 401k plan of $2,000.

Grants of Plan-Based Awards.  The following table summarizes each grant of an award made in 2008 to the executive officers who served as executive officers during all or a portion of 2008.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Full Grant Date Fair Value of Equity Awards ($)
Jeffrey Parker	6/04/2008	75,000[1]	$868,500
	6/04/2008	75,000[2]	868,500
Cynthia Poehlman	6/04/2008	22,500[1]	260,550
	6/04/2008	22,500[2]	260,550
David Sorrells	6/04/2008	57,500[1]	665,850
	6/04/2008	42,500[2]	492,150
	6/19/2008	1,642[3]	18,388
John Stuckey	6/04/2008	22,500[1]	260,550
	6/04/2008	22,500[2]	260,550

[1]
 Award represents the grant of RSUs in connection with an employment agreement executed on June 4, 2008.   Each RSU represents the right to receive one share of common stock upon vesting.   The RSUs vest in twelve (12) equal quarterly increments beginning August 31, 2008 and the common stock is distributed immediately upon vesting.

[2]
 Award represents the grant of RSUs in connection with an employment agreement executed on June 4, 2008.  Each RSU represents the right to receive one share of common stock upon vesting.  The RSUs vest on the earlier of (a) the last day of each quarterly period beginning August 31, 2008 during which certain specified market price conditions have been met or (b) the three year anniversary of the grant date.   The achievement of the market price conditions is determined based on the closing market price of our common stock meeting or exceeding certain fixed price points for any five (5) consecutive trading days (the “Price Target”).  At Price Targets of $15.11, $19.28, $23.45 and $27.10, 25%, 50%, 75% and 100%, respectively, of the award shall be vested.   In addition, upon the occurrence of a change in control as defined in the RSU agreement, the market price conditions will be assessed based on the greater of (a) the closing price of our common stock on the date of the change in control event or (b) the average per share acquisition price paid by the acquiring party.

[3]
Mr. Sorrells received a signing bonus with a value of $50,000 upon execution of an executive employment agreement in June 2008.  A portion of this bonus was paid in cash and is reflected in column (d) in the Summary Compensation Table above and the remainder was paid with 1,642 shares of our common stock.  The value of the common stock awarded is included in column (e) in the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year End.  The following table summarizes the outstanding equity awards as of December 31, 2008 for each executive officer who served as an executive officer during all or a portion of 2008.

Name	Option Awards				Stock Awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested[1] ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Jeffrey Parker	350,000		$41.00	9/7/2010	62,500 [2]	$154,375
	15,000		$19.99	2/26/2012	75,000 [3]	185,250
	75,000		$5.77	8/9/2012
	10,908		$8.91	12/20/2012
	7,583		$9.80	5/3/2013
	65,000	25,000 [4]	$8.81	10/12/2013
	22,916	14,584 [5]	$9.89	2/15/2014
	19,791	17,709 [6]	$10.82	5/15/2014
	16,666	20,834 [7]	$12.30	8/15/2014
	13,541	23,959 [8]	$10.36	11/15/2014
Cynthia Poehlman	9,500		$15.13	5/15/2009	18,750 [2]	46,313
	5,000		$23.13	5/16/2009	22,500 [3]	55,575
	30,000		$41.50	12/31/2009
	12,000		$20.00	1/15/2011
	25,000		$5.77	8/9/2012
	4,563		$8.91	12/20/2012
	3,205		$9.80	5/6/2013
	18,055	6,945 [4]	$8.81	10/12/2013
	5,347	3,403 [5]	$9.89	2/15/2014
	4,618	4,132 [6]	$10.82	5/15/2014
	120,000	30,000 [9]	$5.70	6/25/2014
	3,888	4,862 [7]	$12.30	8/15/2014
	3,159	5,591 [8]	$10.36	11/15/2014

Name	Option Awards				Stock Awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested[1] ($)
David Sorrells	22,222		$9.00	11/21/2012	47,918 [2]	118,357
	200,000		$48.00	12/31/2010	42,500 [3]	104,975
	102,778		$9.00	11/21/2012
	25,000		$5.77	8/9/2012
	4,988		$8.91	12/20/2012
	3,898		$9.80	5/3/2013
	27,444	10,556 [4]	$8.81	10/12/2013
John Stuckey	25,000		$5.77	8/9/2012	18,750 [2]	46,313
	5,133		$8.91	12/20/2012	22,500 [3]	55,575
	3,394		$9.80	5/3/2013
	18,055	6,945 [4]	$8.81	10/12/2013
	5,347	3,403 [5]	$9.89	2/15/2014
	4,618	4,132 [6]	$10.82	5/15/2014
	77,875	30,000 [10]	$4.67	7/18/2014
	3,888	4,862 [7]	$12.30	8/15/2014
	3,159	5,591 [8]	$10.36	11/15/2014

[1]	The market value of shares or units reported in column (g) is computed based on the December 31, 2008 closing price of our common stock of $2.47.

[2]
These units represent unvested RSUs awarded in connection with an executive employment agreement in June 2008.  The unvested RSUs will vest in equal quarterly increments from February 28, 2009 through May 31, 2011.

[3]
These units represent unvested RSUs awarded in connection with an executive employment agreement in June 2008.  The unvested RSUs will vest in full on May 31, 2011, if not earlier due to achievement of market conditions as measured by the closing price of our common stock as discussed in footnote 2 to the Grants of Plan Based Awards Table.

[4]
Option vests over the first three years of the seven-year option term, with 33% vesting one year following the grant date and the remaining 66% vesting in equal monthly increments for 24 months thereafter. Option will be fully vested as of October 12, 2009.

[5]
Option vests over the first three years of the seven-year option term, with 33% vesting one year following the grant date and the remaining 66% vesting in equal monthly increments for 24 months thereafter. Option will be fully vested as of February 15, 2010.

[6]
Option vests over the first three years of the seven-year option term, with 33% vesting one year following the grant date and the remaining 66% vesting in equal monthly increments for 24 months thereafter. Option will be fully vested as of May 15, 2010.

[7]
Option vests over the first three years of the seven-year option term, with 33% vesting one year following the grant date and the remaining 66% vesting in equal monthly increments for 24 months thereafter. Option will be fully vested as of August 15, 2010.

[8]
Option vests over the first three years of the seven-year option term, with 33% vesting one year following the grant date and the remaining 66% vesting in equal monthly increments for 24 months thereafter. Option will be fully vested as of November 15, 2010.

[9]	Option vests at a rate of 20% per year for the first five years of the ten-year option term. Option will be fully vested as of June 25, 2009.

[10]	Option vests at a rate of 20% per year for the first five years of the ten-year option term. Option will be fully vested as of July 16, 2009.

Option Exercises and Stock Vested.  The following table summarizes the option exercises and vesting of stock awards for the fiscal year ended December 31, 2008 for each executive officer who served as an executive officer during all or a portion of 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting [1] (#)	Value Realized on Vesting ($)
Jeffrey Parker	-	$ -	10,846	$90,625
Cynthia Poehlman	-	-	3,254	27,188
David Sorrells	1,000	8,230	9,956	87,857
John Stuckey	23,125	116,305	3,254	27,188

[1]
Shares acquired upon vesting are net of shares withheld to cover executive’s payroll taxes.  The number of shares withheld for taxes include 1,654, 496, 1,268, and 496 for Mr. Parker, Ms. Poehlman, Mr. Sorrells and Mr. Stuckey, respectively.

Potential Payments upon Termination or Change-in-Control.  The Agreements with each of our NEOs provide for payments upon termination for various events including, with or without cause termination by us, termination due to death or disability of the executive, termination due to a change-in-control event and termination by the executive for “Good Reason” as defined in the Agreements.

Payments Made Upon Termination. When an executive’s employment is terminated for any reason, other than for cause, he or she is entitled to receive his or her base salary through the date of termination and any earned but unused vacation pay.  When an executive’s employment is terminated for cause, he or she is only entitled to his or her base salary through the date of termination.

Payments Made Upon Termination Due to a Change in Control.  In the event a NEO is terminated within two years of a change-in-control event, in addition to the benefits listed under “Payments Made Upon Termination” above, he or she is entitled to receive a multiple of his or her base salary, an amount in lieu of annual bonus or incentive compensation, continuation of group health benefits and acceleration of certain unvested and outstanding equity awards.  The base salary multiple varies by individual but ranges from 150% to 300%.  The amount in lieu of annual bonus or incentive compensation is determined based on the greater of the bonus or annual incentive compensation in the year prior to the change in control, the average of the prior three year’s bonus or annual incentive compensation, or a prorated amount of the current year’s bonus or annual incentive compensation.

In accordance with the terms of the executive’s individual equity agreements, the executive would also be eligible for accelerated vesting of certain equity awards in the event of a change-in-control.  Any unvested stock options will automatically vest upon a change-in-control.  In addition, in the event of a change-in-control which is not approved or authorized by our Board, the executive’s time-based RSUs will automatically vest.  If the change-in-control occurrence is approved by our Board, the Board may, at its option, accelerate the vesting of the time-based RSUs and repurchase them for a cash value as defined in the equity plan.   Market-based RSUs will only accelerate in a change-in-control situation if the defined Price Targets are achieved as discussed in footnote 2 to the “Grant of Plan-Based Awards” table above.

Payments Made Upon Termination Without Cause. In the event a NEO is terminated without cause and the executive executes a release agreement with us, he or she is entitled to a severance package.  The severance package includes (i) a continuation of base salary for a twelve month period following termination, (ii) payment of a prorated portion of any incentive bonus for the year of termination, and (iii) continuation of group health benefits.  In the event a NEO terminates for “Good Reason” as defined in the Agreement and executes a release agreement with us, he or she is entitled to the same severance benefits as if he or she was terminated without cause.   Good Reason is defined in the Agreement as a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the executive’s base compensation and benefits, except for reductions applicable to all executives, a material relocation of the executive’s primary office or a material breach of the Agreement by us.

Payments Made Upon Termination Due to Disability.  In the event an executive is terminated within six months of becoming disabled, as defined in the Agreement, he or she will be entitled to the benefits listed under “Payments Made Upon Termination” and the severance package listed under “Payments Made Upon Termination Without Cause” above.  If, however, the executive is terminated after six months of becoming disabled, he or she becomes eligible for payments under a company-paid long-term disability plan with a third-party carrier in which case, the severance package is limited to the continuation of health benefits.   In addition, if an executive is terminated due to disability, he or she receives an automatic acceleration of fifty percent of any unvested options or RSUs in accordance with the terms of the individual equity agreements.

Payments Made Upon Death.  Upon the death of a NEO, the executive’s beneficiaries shall receive the proceeds from company-paid life insurance policies purchased for the benefit of the executive.   In addition, the executive’s beneficiaries shall receive an acceleration of fifty percent of any unvested options or RSUs in accordance with the terms of the individual equity agreements.

The following tables reflect the estimated amount of compensation due to each of our NEOs in the event of termination of their employment.  Actual amounts to be paid out could only be determined at the time of an executive’s actual separation.   For purposes of this disclosure, we assume the triggering event for termination occurred on December 31, 2008.   The intrinsic value of equity awards upon termination is calculated based on the December 31, 2008 closing price of our common stock of $2.47.

Jeffrey Parker, Chairman and Chief Executive Officer

Benefit and Payments Upon Separation	Change in Control (Not Board Approved)		Change in Control (Board Approved)	Without Cause or for “Good Reason”[5]	Disability[5]		Death

Salary	$975,000	[1]	$975,000	$325,000	$325,000	[3]	$ -
Short-term Incentive Compensation	225,000	[2]	225,000	243,750	243,750	[3]	-
Long-term Equity Compensation:
Stock Options	-		-	-	-		-
RSUs (Time-Based)	154,375		-	-	77,188		77,188
RSUs (Market-Based)	-		-	-	92,625		92,625
Benefits & Perquisites
Health Benefits	23,954		23,954	23,954	23,954		23,954
Life Insurance Proceeds	-		-	-	-		1,000,000	[4]
Accrued Vacation Pay	12,500		12,500	12,500	12,500		12,500
Total	$1,390,829		$1,236,454	$605,204	$775,017		$1,206,267

[1]	Under the Agreement, Mr. Parker is entitled to three times his annual base salary.
[2]
Under the Agreement, Mr. Parker is entitled to an amount equal to his bonus or annual incentive compensation in the year prior to the change in control.  For purposes of this table, 2007 earned annual incentive compensation is reflected.

[3]
Assumes termination occurs within first six months of executive becoming disabled.  Following a six month period, executive is not entitled to salary continuation or short-term incentive compensation payments.

[4]	Represents proceeds payable by a third-party insurance carrier on a company-paid life insurance policy for the benefit of the executive.
[5]	For purposes of this table, short-term incentive compensation is based on Mr. Parker’s short-term incentive target for 2008 as actual short-term incentive compensation was waived.

Cynthia Poehlman, Chief Financial Officer and Corporate Secretary

Benefit and Payments Upon Separation	Change in Control (Not Board Approved)		Change in Control (Board Approved)	Without Cause or for “Good Reason”[5]	Disability[5]		Death
Salary	$450,000	[1]	$450,000	$225,000	$225,000	[3]	$ -
Short-term Incentive Compensation	69,200	[2]	69,200	112,500	112,500	[3]	-
Long-term Equity Compensation:
Stock Options	-		-	-	-		-
RSUs (Time-Based)	46,313		-	-	23,156		23,156
RSUs (Market-Based)	-		-	-	27,788		27,788
Benefits & Perquisites
Health Benefits	19,420		19,420	19,420	19,420		19,420
Life Insurance Proceeds	-		-	-	-		1,000,000	[4]
Accrued Vacation Pay	3,668		3,668	3,668	3,668		3,668
Total	$588,601		$542,288	$360,588	$411,532		$1,074,032

[1]	Under the Agreement, Ms. Poehlman is entitled to two times her annual base salary.
[2]
Under the Agreement, Ms. Poehlman is entitled to an amount equal to her bonus or annual incentive compensation in the year prior to the change in control.  For purposes of this table, 2007 earned annual incentive compensation is reflected.

[3]
Assumes termination occurs within first six months of executive becoming disabled.  Following a six month period, executive is not entitled to salary continuation or short-term incentive compensation payments.

[4]	Represents proceeds payable by a third-party insurance carrier on a company-paid life insurance policy for the benefit of the executive.
[5]	For purposes of this table, short-term incentive compensation is based on Ms. Poehlman’s short-term incentive target for 2008 as actual short-term incentive compensation was waived.

David Sorrells, Chief Technology Officer
Benefit and Payments Upon Separation	Change in Control (Not Board Approved)		Change in Control (Board Approved)	Without Cause or for “Good Reason”[5]	Disability[5]		Death
Salary	$826,875	[1]	$826,875	$275,625	$275,625	[3]	$ -
Short-term Incentive Compensation	100,000	[2]	100,000	137,813	137,813	[3]	-
Long-term Equity Compensation:
Stock Options	-		-	-	-		-
RSUs (Time-Based)	118,357		-	-	59,179		59,179
RSUs (Market-Based)	-		-	-	52,488		52,488
Benefits & Perquisites
Health Benefits	23,954		23,954	23,954	23,954		23,954
Life Insurance Proceeds	-		-	-	-		1,000,000	[4]
Accrued Vacation Pay	11,536		11,536	11,536	11,536		11,536
Total	$1,080,722		$962,365	$448,928	$560,595		$1,147,157

[1]	Under the Agreement, Mr. Sorrells is entitled to three times his annual base salary.
[2]
Under the Agreement, Mr. Sorrells is entitled to an amount equal to his bonus or annual incentive compensation in the year prior to the change in control.  For purposes of this table, 2007 earned annual incentive compensation is reflected.

[3]
Assumes termination occurs within first six months of executive becoming disabled.  Following a six month period, executive is not entitled to salary continuation or short-term incentive compensation payments.

[4]	Represents proceeds payable by a third-party insurance carrier on a company-paid life insurance policy for the benefit of the executive.
[5]	For purposes of this table, short-term incentive compensation is based on Mr. Sorrells’ short-term incentive target for 2008 as actual short-term incentive compensation was waived.

John Stuckey, Executive Vice President of Corporate Strategy and Business Development
Benefit and Payments Upon Separation	Change in Control (Not Board Approved)		Change in Control (Board Approved)	Without Cause or for “Good Reason”[5]	Disability[5]		Death
Salary	$375,000	[1]	$375,000	$250,000	$250,000	[3]	$ -
Short-term Incentive Compensation	86,469	[2]	86,469	125,000	125,000	[3]	-
Long-term Equity Compensation:
Stock Options	-		-	-	-		-
RSUs (Time-Based)	46,313		-	-	23,156		23,156
RSUs (Market-Based)	-		-	-	27,788		27,788
Benefits & Perquisites
Health Benefits	19,420		19,420	19,420	19,420		19,420
Life Insurance Proceeds	-		-	-	-		1,750,000	[4]
Accrued Vacation Pay	5,669		5,669	5,669	5,669		5,669
Total	$532,871		$486,558	$400,089	$451,033		$1,826,033

[1]	Under the Agreement, Mr. Stuckey is entitled to one and one half times his annual base salary.
[2]
Under the Agreement, Mr. Stuckey is entitled to an amount equal to his bonus or annual incentive compensation in the year prior to the change in control.  For purposes of this table, 2007 earned annual incentive compensation is reflected.

[3]
Assumes termination occurs within first six months of executive becoming disabled.  Following a six month period, executive is not entitled to salary continuation or short-term incentive compensation payments.

[4]	Represents proceeds payable by a third-party insurance carrier on a company-paid life insurance policy for the benefit of the executive.
[5]	For purposes of this table, short-term incentive compensation is based on Mr. Stuckey’s short-term incentive target for 2008 as actual short-term incentive compensation was waived.

Compensation of Outside Directors.  The Committee is responsible for establishing outside directors’ compensation.  Our current director compensation program was implemented in 2005 based on the Committee’s review of the benchmark data and best practices as compiled by Cook utilizing the same Peer Group used for executive compensation.  The committee retainers were structured in such a way as to provide distinction between compensation for committee members and chairpersons and between the responsibilities of the various committees.  The equity portion of our directors’ compensation was amended in 2008 to provide for a blend of stock options and RSUs as discussed below.

Our non-employee directors’ compensation plan currently provides for an annual cash director fee of $25,000 for Board service.  In addition, the plan provides for annual cash fees for committee participation.  The cash fees are paid in quarterly installments at the end of each fiscal quarter.  The committee fees are as follows:

Audit Committee		Compensation Committee		Nominating Committee
Chair	Member	Chair	Member	Chair	Member
$15,000	$7,500	$10,000	$5,000	$5,000	$2,500

The directors’ compensation plan also provides for annual equity awards for our directors.  Prior to 2008, each director received an option grant of 10,000 shares which vest one year after the grant date.  In 2008, the Board approved a revision to the equity compensation program to replace the grant of 10,000 stock options with a grant of 5,000 stock options and 2,500 RSUs.  Both the options and RSUs vest one year after the grant date.  Upon grant, the directors may elect to defer distribution of their vested RSUs until retirement from the Board; otherwise, the RSUs will be distributed upon vesting.  The directors’ compensation program also includes the grant of 40,000 share options upon initial election to the Board for new Board members.  We did not elect any new Board members in 2008.

The director equity awards are granted on the 15th day of the first month following the directors’ election at the annual shareholders meeting.   In the event a director resigns or is removed from the Board for cause prior to the vesting date, any unvested equity awards will be forfeited.

All Board members are reimbursed for reasonable expenses incurred in attending meetings.  In addition, we encourage Board participation in relevant educational programs and we reimburse our Board members for all or a portion of costs, including travel, for these purposes.

The following table summarizes the compensation of our non-employee directors for the year ended December 31, 2008.   Directors who are named executive officers do not receive separate compensation for their service as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards[1] ($)	Option Awards[2] ($)	Total ($)
(a)	(b)		(c)	(d)	(e)
William Hightower	$25,625		$8,100	$65,031	$ 98,756
John Metcalf	42,500	[3]	8,100	65,031	115,631
Todd Parker	25,000		8,100	65,031	98,131
William Sammons	37,500	[4]	8,100	65,031	110,631
Robert Sterne	30,000		8,100	65,031	103,131
Nam Suh	36,875		8,100	65,031	110,006
Papken der Torossian	37,500		8,100	65,031	110,631

[1]
The amount reported in column (c) above represents the compensation expense related to director RSU awards as recognized under SFAS 123(R), excluding forfeiture estimates.  On September 15, 2008, each of our non-employee directors was granted 2,500 restricted stock units.  Each RSU vests one year from the date of grant.  The grant date aggregate fair market value of each grant was $27,450.  The assumptions we made to determine these amounts are set forth in Note 8 to the Company’s Consolidated Financial Statements included in our 2008 Annual Report to Stockholders that accompanies this proxy statement.

[2]
The amount reported in column (d) above represents the compensation expense related to director stock option awards as recognized under SFAS 123(R), excluding forfeiture estimates.  On September 15, 2008, each of our non-employee directors was granted an option to purchase 5,000 shares of our common stock at an exercise price of $10.98 per share.  Each option vests one year from the date of grant and expires seven years from the grant date.  The grant date aggregate fair market value of each grant was $36,801.  The assumptions we made to determine these amounts are set forth in Note 8 to the Company’s Consolidated Financial Statements included in our 2008 Annual Report to Stockholders that accompanies this proxy statement.

[3]	A portion of the cash retainer for director's fees ($31,875) for Mr. Metcalf was paid directly to Tatum Board Services, LLC.

[4]
Mr. Sammons has waived receipt of any cash director's fees.  The amounts earned by Mr. Sammons are accrued by us and, at Mr. Sammons' request, distributed to the charitable organization of his choosing.

As of December 31, 2008, the number of options and restricted stock units outstanding for each of our directors was as follows:

Name	Number of securities underlying outstanding options		Number of securities underlying RSU grants
	(#) Exercisable	(#) Unexercisable [1]	(#) Vested	(#) Unvested [2]
William Hightower	202,500	5,000	-	2,500
John Metcalf	80,000	5,000	-	2,500
Todd Parker	45,000	5,000	-	2,500
William Sammons	110,000	5,000	-	2,500
Robert Sterne	187,500	5,000	-	2,500
Nam Suh	84,470	5,000	-	2,500
Papken der Torossian	155,000	5,000	-	2,500

[1]	The unexercisable options for each director will vest in September 2009.

[2]	The unvested RSUs for each director will vest in September 2009.

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Holders.  The following table sets forth certain information as of June 30, 2009 with respect to the stock ownership of (i) those persons or groups who beneficially own more than 5% of our common stock, (ii) each of our directors and director nominees, (iii) each of our NEOs for the fiscal year ending December 31, 2008, and (iv) all of such directors, director nominees and NEOs as a group (based upon information furnished by those persons).

Beneficial ownership is determined in accordance with the Securities and Exchange Commission’s (“SEC”) rules.  In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of June 30, 2009, are deemed to be outstanding and beneficially owned by that person.  None of these shares, however, are deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
5% Shareholders:
Wellington Management Company, LLP(2)	3,095,617 (2)	9.36%
GEM Investment Advisors, LLC(3)	2,754,308 (3)	8.32%
Knoll Capital Management, LP(4)	1,821,112 (4)	5.50%
The Pinnacle Fund, LP(5)	2,955,563(5)	8.94%
Southwell Partners, LP(6)	2,342,886(6)	7.04%
Non-Employee Directors:
William Hightower(19)	234,200(7)	*
John Metcalf(19)	94,200(8)	*
Todd Parker(19)	949,486(9)	2.87%
William Sammons(19)	142,250(10)	*
Robert Sterne(19)	201,001(11)	*
Nam Suh(19)	96,270(12)	*
Papken der Torossian(19)	248,581(13)	*
Named Executive Officers:
Jeffrey Parker(19)	2,842,282(14)	8.52%
Cynthia Poehlman(19)	252,968(15)	*
David Sorrells(19)	408,564(16)	1.22%
John Stuckey(19)	196,034(17)	*

All directors and executive officers as a group (11 persons)	5,665,836(18)	16.13%

*	less than one percent

(1)
Percentage includes all outstanding shares of common stock plus, for each person or group, any shares of common stock that the person or the group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.

(2)
The business address of Wellington Management Company, LLP (“Wellington Management”) is 75 State Street, Boston, Massachusetts 02109.  Wellington Management, in its capacity as investment adviser, may be deemed to have beneficial ownership of the shares of common stock of the Company that are owned of record by investment advisory clients of Wellington Management.   The shares included reflect the holdings as of March 31, 2009 as reported by Wellington Management Company, LLP.

(3)
Includes 2,580,309 shares and 40,000 currently exercisable warrants held by Gem Partners LP (“GEM”), 67,999 shares held by Flat Rock Partners LP (“FlatRock”), and 66,000 shares held by Mr. Daniel M. Lewis (“Lewis”) personally.  Gem Investment Advisors, LLC (“GEM Advisors”) is the general partner of GEM and Flatrock, as a result of which Gem Advisors is deemed to be beneficial owner of such shares.  Lewis, as the controlling person of Gem Advisors is deemed to beneficially own the shares held by them.  The business address for each of Gem Advisors, GEM, FlatRock and. Lewis is 100 State Street, Suite 2B, Teaneck, New Jersey 07666.

(4)
Includes 1,428,850 shares and 16,667 currently exercisable warrants held by Europa International, Inc. (“Europa”) and 358,928 shares and 16,667 currently exercisable warrants held by Knoll Special Opportunities Fund II Master Fund, Ltd. (the “Knoll Fund").  Knoll Capital Management, LP (“KCMLP”) is the investment manager of Europa and a manager of KOM Capital Management LLC (“KOM”), the investment manager of the Knoll Fund.  KCMLP, in its capacity as investment manager, and Fred Knoll, as president of KCMLP, are each deemed to have beneficial ownership of the shares held by Europa and the Knoll Fund.  The business address for each of KCMLP is 666 Fifth Avenue, Suite 3702, New York, New York 10103.  The shares included reflect the holdings as of December 31, 2008 as reported by Knoll Capital Management, LP in its public filing February 10, 2009.

(5)
The business address is 4965 Preston Park Blvd., Suite 240, Plano, Texas 75093.  Pinnacle Advisers LP (“Advisors”) is the general partner of Pinnacle Fund, LP (“Pinnacle”).  Pinnacle Fund Management LLC (“Management”) is the general partner of Advisors.  Mr. Barry Kitt is the sole member of Management and may be deemed to be the beneficial owner of the shares held by Pinnacle.

(6)
Includes 220,000 shares of common stock issuable upon exercise of warrants which are exercisable currently.  The business address is 1901 North Akard, Dallas, Texas 75201. Southwell Management is the general partner of Southwell Partners and may be deemed to beneficially own shares held by Southwell Partners.  Southwell Holdings as general partner of Southwell Management and Mr. Wilson Jaeggli as managing director of Southwell Holdings, may each be deemed to beneficially own shares owned by Southwell Management.

(7)
Includes 199,200 shares of common stock issuable upon exercise of options which are exercisable currently or within the next sixty days.  Excludes 14,200 shares of common stock issuable upon options that may become exercisable in the future and 2,500 restricted share units that may vest in the future.

(8)
Includes 94,200 shares of common stock issuable upon exercise of options which are exercisable currently or within the next sixty days.  Excludes 19,200 shares of common stock issuable upon options that may become exercisable in the future and 2,500 restricted share units that may vest in the future.

(9)
Includes 53,400 shares of common stock issuable upon exercise of currently exercisable options and 10,100 shares owned of record by Mr. Parker’s spouse and child over which he disclaims ownership.  Excludes 13,400 shares of common stock issuable upon options that may become exercisable in the future and 2,500 restricted share units that may vest in the future.

(10)
Includes 122,500 shares of common stock issuable upon exercise of options which are exercisable currently or within the next sixty days.  Excludes 17,500 shares of common stock issuable upon options that may become exercisable in the future and 2,500 restricted share units that may vest in the future.

(11)
Includes 197,500 shares of common stock issuable upon exercise of options which are exercisable currently or within the next sixty days.  Excludes 15,000 shares of common stock issuable upon options that may become exercisable in the future and 2,500 restricted share units that may vest in the future.

(12)
Represents 96,270 shares of common stock issuable upon exercise of options which are exercisable currently or within the next sixty days.  Excludes 16,800 shares of common stock issuable upon options that may become exercisable in the future and 2,500 restricted share units that may vest in the future.

(13)
Includes 167,500 shares of common stock issuable upon exercise of options which are exercisable currently or within the next sixty days.  Excludes 17,500 shares of common stock issuable upon options that may become exercisable in the future and 2,500 restricted share units that may vest in the future.

(14)
Includes 299,741 shares of common stock issuable upon currently exercisable options, 177,443 shares held by Mr. Parker directly, 2,172,584 shares held in joint tenancy by Jeffrey Parker and Deborah Parker, his wife, 48,400 shares held by J-Parker Family Limited Partnership, 75,000 shares held in trust for the dependent children of Mr. Parker for which Mr. Parker serves as the trustee, and 69,114 shares owned of record by Mr. Parker’s three children over which he disclaims ownership.  Mr. Jeffrey L. Parker has sole voting and dispositive power over the shares of common stock owned by the J-Parker Family Limited Partnership, as a result of which Mr. Jeffrey Parker is deemed to be the beneficial owner of such shares.   Excludes 125,000 unvested RSUs and 48,750 shares of common stock issuable upon exercise of options that may become exercisable in the future and excludes 270,272 shares held in an irrevocable trust for the benefit of Mr. Parker’s dependents for which Mr. Parker is not the trustee.

(15)
Includes 243,169 shares of common stock issuable upon exercise of options which are exercisable currently or within the next sixty days.  Excludes 11,599 shares of common stock issuable upon exercise of options that may become exercisable in the future and 37,500 restricted share units that may vest in the future.

(16)
Includes 394,774 shares of common stock issuable upon exercise of options which are exercisable currently or within the next sixty days.   Excludes 2,112 shares of common stock issuable upon options that may become exercisable in the future and 80,836 restricted share units that may vest in the future.

(17)
Includes 189,803 shares of common stock issuable upon exercise of options which are exercisable currently or within the next sixty days.   Excludes 11,599 shares of common stock issuable upon options that may become exercisable in the future and 37,500 restricted share units that may vest in the future.

(18)
Includes 2,058,057 shares of common stock issuable upon exercise of options held by directors and officers which are exercisable currently or within the next sixty days.  Excludes 187,660 shares of common stock issuable upon exercise of options and 298,336 restricted share units held by officers that may vest in the future (see notes 7, 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17 above).

(19)	The address is 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc.  Officers, directors and ten percent shareholders are charged by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during the fiscal year ended December 31, 2008, all filing requirements applicable to the company executive officers, directors and ten percent shareholders were fulfilled, except that Messrs. Papken der Torossian, William Hightower, John Metcalf, Todd Parker, William Sammons, Robert Sterne and Nam Suh each had one late filing of a Form 4 related to the grant of options and RSUs to our non-employee directors in September 2008.

Equity Compensation Plan Information.  The following table gives the information about common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2008, including the 1993 Stock Plan, the 2000 Performance Equity Plan, the 2008 Equity Incentive Plan (Non-named Executive Officers) and other miscellaneous plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,726,520	$18.61	220,188
Equity compensation plans not approved by security holders	115,000	$23.25	0
Total	3,841,520		220,188

The equity compensation plans reported upon in the above table that were not approved by security holders include (i) options to purchase 25,000 shares granted to two directors in March 1999 at exercise prices of $23.25 per share that are vested and expire in March 2009 and (ii) options to purchase 90,000 shares granted to an employee in March 1999 at an exercise price of $23.25 that are vested and expire in 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 3, 2009, we sold 354,054 shares of our common stock to an affiliate of our chief executive officer and certain of our directors, at a price per share of $1.85 (the closing price of our common stock on February 25, 2009, the day before the purchasers entered into subscription agreements with respect to the sale).  Robert Sterne and Papken der Torossian, each a director of ours, purchased 2,701 and 81,081 shares of common stock, respectively.  The Parker Trust, a trust for the benefit of the dependents of Jeffrey Parker, our chairman and chief executive officer, purchased 270,272 shares of our common stock.

On March 5, 2008, we sold 129,200 shares of our common stock in a private placement transaction to our chief executive officer, Jeffrey Parker at a price of $7.74 per share.

We paid approximately $1,160,000 and $1,129,000 in 2008 and 2007, respectively, for patent-related legal services to a law firm, of which Robert Sterne, one of our directors since September 2006, is a partner.

Review, Approval or Ratification of Transactions with Related Persons.  Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. In certain instances, the full board may review and approve a transaction.  The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.  We require each of our directors and executive officers to complete a questionnaire that elicits information about related party transactions.  These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, officer or employee.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Proposals of shareholders intended to be presented at the 2010 annual meeting must be received at our offices by March 17, 2010 for inclusion in the proxy materials relating to that meeting.

Our by-laws contain provisions intended to promote the efficient functioning of our shareholder meetings.  Some of the provisions describe our right to determine the time, place and conduct of shareholder meetings and to require advance notice by mail or delivery to us of shareholder proposals or director nominations for shareholder meetings.

Under our by-laws, shareholders must provide us with written notice of any business the shareholder proposes for consideration at the meeting or persons the shareholder intends to nominate for election as directors at the meeting at least 120 days prior to the first anniversary of the mailing of this proxy statement.  This notice must be received for the annual meeting in the year 2010 no later than March 17, 2010.  Shareholder proposals must include (i) the exact language of the proposal; (ii) a brief description of the matter and the reasons for the proposal; (iii) the name and address of the shareholder making the proposal; (iv) a representation disclosing (a) the number of shares of common stock owned by the shareholder and the length of time the shareholder has owned such shares, (b) that the shareholder will continue to own the shares through the shareholder meeting and, (c) that the shareholder intends to appear in person or proxy at such meeting; and (v) a description of the material interest of the shareholder, if any, in the matter being proposed.  Shareholder nominations for persons to be elected as directors must include (i) the name and address of the shareholder making the nomination; (ii) a representation that the shareholder owns shares of common stock entitled to vote at the shareholder meeting; (iii) a description of all arrangements between the shareholder and each nominee and any other persons pursuant to which the nomination is made; (iv) the information about the nominees required by the Exchange Act of 1934 and (v) a consent to nomination of the person nominated.

Shareholder proposals or nominations should be addressed to Corporate Secretary, ParkerVision, Inc., 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

We do not now intend to bring before the annual meeting any matters other than those specified in the Notice of the Annual Meeting, and we do not know of any business which persons other than the board intend to present at the annual meeting.  Should any business requiring a vote of the shareholders, which is not specified in the notice, properly come before the annual meeting, the persons named in the accompanying proxy intend to vote the shares represented by them in accordance with their best judgment.